UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2013

QLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California 92656

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 389-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 20, 2013, QLogic Corporation (the “Company”) entered into a senior unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $125 million revolving credit facility that matures on March 20, 2018. Under the Credit Agreement, the Company may increase the revolving commitments or obtain incremental term loans in an aggregate amount that does not exceed $100 million, subject to certain conditions.

Borrowings under the Credit Agreement may be used for working capital and general corporate purposes. There are no borrowings outstanding under the Credit Agreement as of March 20, 2013.

The credit facility bears interest, at the Company’s option, at either a rate equal to (i) a base rate described in the Credit Agreement plus an applicable margin based on the Company’s leverage ratio (varying from 0.25% to 1.00%) or (ii) an adjusted LIBO rate described in the Credit Agreement plus an applicable margin based on the Company’s leverage ratio (varying from 1.25% to 2.00%). The credit facility also carries a commitment fee equal to the available but unused borrowing multiplied by an applicable margin based on the Company’s leverage ratio and the average daily used amount of the commitments (varying from 0.20% to 0.35%). The applicable margins are calculated quarterly.

The Company may voluntarily prepay outstanding loans under the Credit Agreement, in whole or in part, at any time, subject to customary administrative provisions.

The Credit Agreement includes financial covenants requiring a maximum leverage ratio of no more than 2.50 to 1.00, minimum fixed charge coverage ratio of no less than 1.50 to 1.00 and minimum liquidity of not less than the amount of the outstanding commitment and incremental term loans, if any, under the Credit Agreement, in each case determined in accordance with the Credit Agreement. In addition, the Credit Agreement also contains other customary affirmative and negative covenants and events of default.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Credit Agreement, which will be filed as an exhibit to the Company’s upcoming annual report on Form 10-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION

March 22, 2013	/s/ Jean Hu
Jean Hu
Senior Vice President and Chief Financial Officer

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